Exhibit 99.1

QUARTERLY FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)(a)

FOR THE TWO YEAR PERIOD ENDED DECEMBER 31, 2013

(Amounts in thousands)

	Three Months Ended								Years Ended December 31,
	3/31/2012	6/30/2012	9/30/2012	12/31/2012	3/31/2013	6/30/2013	9/30/2013	12/31/2013	2012	2013
Operating revenue:
Truckload	$551,247	575,193	564,802	591,100	559,595	588,724	579,494	585,222	$2,282,342	2,313,035
Dedicated	171,539	181,873	182,843	188,150	179,226	182,651	184,550	192,502	724,405	738,929
Central Refrigerated	101,389	103,772	104,042	106,530	106,402	111,238	115,339	119,552	415,733	452,531
Intermodal	73,647	86,145	91,745	103,957	83,264	90,994	96,478	105,339	355,494	376,075

Subtotal	897,822	946,983	943,432	989,737	928,487	973,607	975,861	1,002,615	3,777,974	3,880,570
Nonreportable segments (b)	66,908	62,341	65,123	74,450	72,057	71,915	63,982	79,899	268,821	287,853
Intersegment eliminations	(20,912)	(17,241)	(15,931)	(16,627)	(18,936)	(16,451)	(7,716)	(7,125)	(70,710)	(50,228)

Consolidated operating revenue	$943,818	992,083	992,624	1,047,560	981,608	1,029,071	1,032,127	1,075,389	$3,976,085	4,118,195

Operating income (loss):
Truckload	$46,554	67,994	53,818	77,639	42,403	64,614	58,053	60,893	$246,005	225,963
Dedicated	14,507	18,515	17,082	23,922	18,954	24,263	20,508	19,795	74,026	83,520
Central Refrigerated	3,710	6,445	4,516	6,663	4,721	5,660	3,422	3,879	21,334	17,682
Intermodal (c)	(3,806)	141	(2,238)	(583)	(1,604)	788	1,531	4,904	(6,486)	5,619

Subtotal	60,965	93,095	73,178	107,641	64,474	95,325	83,514	89,471	334,879	332,784
Nonreportable segments (b)	2,608	1,954	4,012	8,363	5,244	4,941	906	13,084	16,937	24,175

Consolidated operating income	$63,573	95,049	77,190	116,004	69,718	100,266	84,420	102,555	$351,816	356,959

Operating Ratio
Truckload	91.6%	88.2%	90.5%	86.9%	92.4%	89.0%	90.0%	89.6%	89.2%	90.2%

Dedicated	91.5%	89.8%	90.7%	87.3%	89.4%	86.7%	88.9%	89.7%	89.8%	88.7%

Central Refrigerated	96.3%	93.8%	95.7%	93.7%	95.6%	94.9%	97.0%	96.8%	94.9%	96.1%

Intermodal (c)	105.2%	99.8%	102.4%	100.6%	101.9%	99.1%	98.4%	95.3%	101.8%	98.5%

Adjusted Operating Ratio (d):
Truckload	89.3%	84.9%	88.0%	83.3%	90.4%	86.2%	87.4%	87.0%	86.3%	87.7%

Dedicated	89.7%	87.4%	88.6%	84.3%	86.9%	83.7%	86.3%	87.4%	87.5%	86.1%

Central Refrigerated	95.2%	91.8%	94.4%	91.9%	94.2%	93.5%	96.3%	96.0%	93.3%	95.1%

Intermodal (c)	106.5%	99.8%	103.1%	100.7%	102.5%	98.9%	98.0%	94.2%	102.3%	98.1%

(a)	In the first quarter of 2014, we reorganized out reportable segments to reflect our revised reporting structure of our lines of businesses following the integration of Central Refrigerated. In association with the organizational reorganization, the operations of Central Refrigerated’s Trailer on Flat Car (“TOFC”) business will be reported within our Intermodal segment and the operations of Central Refrigerated’s logistic business, third party leasing and other services provided to owner-operators will be reported within our other non-reportable segment. All prior period historical results related to the above noted segment reorganization have been retrospectively recast.
(b)	Our nonreportable segments are comprised of our freight brokerage and logistics management services, IEL, insurance and shop activities.
(c)	During 2012, our Intermodal reportable segment incurred an increase in its insurance and claims expense primarily related to one claim associated with a drayage accident, which increased the Intermodal Operating Ratio and Adjusted Operating Ratio by approximately 420 basis points and 530 basis points, respectively, for the three months ended March 31, 2012, 760 basis points and 970 basis points, respectively, for the three months ended September 30, 2012 and 280 basis points and 360 basis points, respectively, for the year ended December 31, 2012.
(d)	See our reconciliation of Adjusted Operating Ratio by Segment at the schedule titled “Adjusted Operating Income and Operating Ratio Reconciliation by Segment”.